SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.         )

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MERCER FUNDS (formerly known as MGI Funds)
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MERCER FUNDS

(formerly known as, MGI Funds)

Mercer US Large Cap Value Equity Fund

(formerly known as, MGI US Large Cap Value Equity Fund)

99 High Street

Boston, Massachusetts 02110

March 15, 2012

Dear Shareholder:

We are pleased to notify you of changes involving the Mercer US Large Cap Value Equity Fund (the “Fund”), a series of Mercer Funds (the “Trust”).

The Board of Trustees of the Trust (the “Board”) has approved the hiring of The Boston Company Asset Management, LLC, (“TBCAM”) to serve as a subadvisor to the Fund and, in conjunction with this, the Board has approved a new subadvisory agreement between Mercer Investment Management, Inc., the Fund’s investment advisor, on behalf of the Fund, and TBCAM (the “TBCAM Subadvisory Agreement”). As was previously communicated to you via a supplement to the Trust’s prospectus, dated December 19, 2011, TBCAM began managing its allocated portion of the Fund’s investment portfolio on that date.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding TBCAM and the TBCAM Subadvisory Agreement, as well as a discussion of the factors that the Board considered in approving the TBCAM Subadvisory Agreement.

Sincerely,

Richard L. Nuzum, CFA
Trustee, President, and Chief Executive Officer
Mercer Funds

MERCER FUNDS

(formerly known as, MGI Funds)

Mercer US Large Cap Value Equity Fund

(formerly known as, MGI US Large Cap Value Equity Fund)

99 High Street

Boston, Massachusetts 02110

INFORMATION STATEMENT

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (the “Trust”) to inform shareholders of the Mercer US Large Cap Value Equity Fund (the “Fund”) about the hiring of a new subadvisor to the Fund, The Boston Company Asset Management, LLC (“TBCAM”). In connection with the hiring of TBCAM, the Board approved a new subadvisory agreement between Mercer Investment Management, Inc., and the Fund’s investment advisor (“MIM” or the Advisor”), on behalf of the Fund, and TBCAM (the “TBCAM Subadvisory Agreement”). TBCAM began managing its allocated portion of the Fund’s investment portfolio on December 19, 2011.

The hiring of TBCAM was approved by the Board upon the recommendation of MIM, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about March 15, 2012 to shareholders of record of the Fund as of February 29, 2012.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

MIM is the investment advisor to the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits MIM to hire, terminate, or replace subadvisors to the series that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund. The Trust and the Advisor have obtained the Exemptive Order, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order allows the Advisor, among other things, to: (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at the Board meeting held on December 8, 2011 (the “Meeting”), (i) appointed TBCAM to serve as a subadvisor to the Fund, and (ii) approved the TBCAM Subadvisory Agreement.

The decision to approve TBCAM was based upon certain factors, including (i) the Advisor’s views regarding TBCAM’s record as an effective manager of portfolios of large cap value equity securities, and the Advisor’s high degree of conviction in TBCAM’s portfolio management team; and (ii) the Advisor’s opinion that TBCAM would effectively complement the Fund’s other subadvisors, Robeco Investment Management, Inc. (“Robeco”), O’Shaughnessy Asset Management, LLC (“O’Shaughnessy”) and Brandywine Global Investment Management, LLC (“Brandywine”). Please see “Board of Trustees’ Considerations” below.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that within ninety (90) days of the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding TBCAM and the TBCAM Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware corporation located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisor is an affiliate of Mercer Investment Consulting, Inc., an investment consultant with more than thirty years’ experience reviewing, rating, and recommending investment managers for institutional clients.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2005, between the Trust and the Advisor (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s investment portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii)

evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors, including the subadvisors’ compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.53% of assets up to $750 million and 0.51% of assets in excess of $750 million of the Fund’s average daily net assets. The Trust, with respect to the Fund, and the Advisor have entered into a written contractual fee waiver and expense reimbursement agreement pursuant to which the Advisor has agreed to waive a portion of its fees and/or to reimburse expenses of the Fund to the extent that the Fund’s expenses (not including brokerage fees and expenses, interest, and extraordinary expenses) exceed certain levels. After giving effect to the fee waiver and expense reimbursement agreement, the Advisor received advisory fees of $1,607,453 from the Fund for the fiscal year ended March 31, 2011.

Several officers of the Trust are also officers and/or employees of the Advisor. These individuals and their respective positions are: Richard L. Nuzum serves as President, Chief Executive Officer, and Trustee of the Trust and as President and Global Business Leader of Mercer’s Investment Management Business; Thomas Murphy serves as Vice President and Chief Investment Officer of the Trust and as President of the Advisor; Richard S. Joseph serves as Vice President, Treasurer, and Principal Accounting Officer of the Trust and as Chief Operating Officer of the Advisor; Scott M. Zoltowski serves as Vice President, Chief Legal Officer, and Secretary of the Trust and as Chief Counsel of the Advisor and of Mercer; Christopher A. Ray, Manny Weiss, and Wil Berglund each serve as Vice President of the Trust and as Vice President and as Portfolio Manager of the Advisor; and Mark Gilbert serves as Vice President and Chief Compliance Officer of the Trust and as Chief Compliance Officer of the Advisor. The address of each executive officer of the Trust, except for Mr. Nuzum, is 99 High Street, Boston, Massachusetts 02110. Mr. Nuzum’s address is 1166 Avenue of the Americas, New York, New York 10036.

THE BOSTON COMPANY ASSET MANAGEMENT, LLC

TBCAM is located at One Boston Place, Boston, Massachusetts 02108. TBCAM is an investment advisor registered with the SEC and is owned by its employees and BNY Mellon. The TBCAM Subadvisory Agreement is dated December 16, 2011.

TBCAM was approved by the Board to serve as a subadvisor to the Fund at the Meeting. TBCAM is not affiliated with the Advisor, and TBCAM discharges its responsibilities subject to the oversight and supervision of the Advisor. TBCAM is compensated out of the fees that the Advisor receives from the Fund. There will be no increase in the advisory fees paid by the Fund to the Advisor as a consequence of the appointment of TBCAM as a subadvisor to the Fund, or the implementation of the TBCAM Subadvisory Agreement. The fees paid by the Advisor to TBCAM depend upon the fee rates negotiated by the Advisor and on the percentage of the Fund’s assets allocated to TBCAM by MIM. In accordance with procedures adopted by the Board, TBCAM may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

TBCAM does not serve as an investment advisor or subadvisor to a registered investment company that has an investment objective similar to the Fund’s investment objective.

The names and principal occupations of the principal executive officers of TBCAM are listed below. The address of each principal executive officer, as it relates to the person’s positions with TBCAM, is One Boston Place, Boston, Massachusetts 02108.

Name	Principal Occupation
Bart A. Grenier	Chairman, Chief Executive Officer & Chief Investment Officer

Joseph P. Gennaco	President & Chief Operating Officer

THE TBCAM SUBADVISORY AGREEMENT

The TBCAM Subadvisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of approving the TBCAM Subadvisory Agreement for an initial term of two years. Thereafter, continuance of the TBCAM Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The TBCAM Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the Exemptive Order.

The terms of the TBCAM Subadvisory Agreement, other than the rate of compensation paid by the Advisor to TBCAM, are substantially similar to the subadvisory agreements in effect between the Advisor and each of Robeco, O’Shaughnessy, and Brandywine.

The TBCAM Subadvisory Agreement provides that TBCAM, among other duties, will make all investment decisions for its allocated portion of the Fund’s investment portfolio. TBCAM, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of TBCAM’s allocated portion of the Fund’s assets. TBCAM also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s investment portfolio.

The TBCAM Subadvisory Agreement provides for TBCAM to be compensated based on the average daily net assets of the Fund allocated to TBCAM. TBCAM is compensated from the fees that the Advisor receives from the Fund. TBCAM generally will pay all expenses it incurs in connection with its activities under the TBCAM Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The TBCAM Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or (ii) TBCAM, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, MIM recommended the appointment of TBCAM to serve as a subadvisor to the Fund after evaluating a number of other possible investment managers. The Advisor’s recommendation of TBCAM was based upon, among other factors: (i) the Advisor’s high degree of conviction in TBCAM’s team of investment professionals; and (ii) the Advisor’s opinion that TBCAM’s fundamental analysis would complement the Fund’s three other subadvisors, Robeco, O’Shaughnessy, and Brandywine, combined with the proposed allocation of a portion of the Fund’s assets to TBCAM, would allow TBCAM to effectively complement those three subadvisors within the Fund and increase portfolio diversification.

At the Meeting, the Board, including a majority of the Independent Trustees, considered and approved the TBCAM Subadvisory Agreement. In determining whether to approve the TBCAM Subadvisory Agreement, the Board considered the information received in advance of the Meeting, which included: (i) a copy of the form of the TBCAM’s Subadvisory Agreement; (ii) information regarding the process by which the Advisor selected TBCAM and recommended TBCAM for Board approval, and the Advisor’s rationale for recommending TBCAM; (iii) information regarding the nature, quality, and extent of the services that TBCAM would provide to the Fund; (iv) information regarding TBCAM’s reputation, investment management business, personnel, and operations; (v) information regarding TBCAM’s brokerage and trading policies and practices; (vi) information regarding the level of subadvisory fees to be charged by TBCAM; (vii) information regarding TBCAM’s compliance program; (viii) information regarding TBCAM’s historical performance returns managing investment mandates similar to the Fund’s investment mandate, and such performance compared to a relevant index; and (ix) information regarding TBCAM’s financial condition. The Board also considered the substance of discussions with representatives of the Advisor and TBCAM at the Meeting.

When considering the approval of the TBCAM Subadvisory Agreement, the Board reviewed and analyzed the factors that the Board deemed relevant with respect to TBCAM, including: the nature, quality, and extent of the services to be provided to the Fund by TBCAM; TBCAM’s management style and investment decision-making process; TBCAM’s historical performance record; the qualifications and experience of the investment professionals who will be responsible for the day-to-day management of TBCAM’s allocated portion of the Fund’s investment portfolio; and TBCAM’s staffing levels and overall resources. Additionally, the Board received advice from counsel intended to assist the Board in fulfilling its duties under the 1940 Act.

In examining the nature, quality, and extent of the services to be provided by TBCAM to the Fund, the Board considered: the specific investment management process to be employed by TBCAM in managing the allocated portion of assets of the Fund; the qualifications of TBCAM’s investment professionals with regard to implementing investment mandates similar to the Fund’s investment mandate; TBCAM’s performance record as compared to a relevant benchmark; TBCAM’s infrastructure and resources and whether TBCAM’s organization appeared to adequately support TBCAM’s investment strategy; and the Advisor’s review, selection and due diligence process and the Advisor’s favorable assessment as to the nature, quality, and extent of the subadvisory services expected to be provided by TBCAM. The Board concluded that the Fund and its shareholders would benefit from the quality and experience of TBCAM’s portfolio managers and investment professionals. Based on the Board’s consideration and review of the foregoing information, the Board concluded that the nature, quality, and extent of the subadvisory services to be provided by TBCAM, as well as TBCAM’s ability to render such services based on its experience, operations, and resources, were appropriate for the Fund, in light of the Fund’s investment objective, and the mandate relating to the allocated portion of the Fund’s investment portfolio supported a decision to approve the TBCAM Subadvisory Agreement.

Because TBCAM was a newly appointed subadvisor to the Fund, the Board, at the Meeting, could not consider TBCAM’s investment performance in managing the Fund as a factor in evaluating the TBCAM Subadvisory Agreement. However, the Board did review TBCAM’s historical performance record in managing or subadvising other commingled and separate accounts. The Board compared this historical performance to a relevant benchmark and considered that TBCAM’s historical performance compared favorably to such benchmark. On this basis, the Board concluded that TBCAM’s historical performance record, when viewed together with the other factors considered by the Board, supported a decision to approve the TBCAM Subadvisory Agreement.

The Board carefully considered the proposed fees payable under the TBCAM Subadvisory Agreement. In this regard, the Board evaluated the compensation to be paid to TBCAM by the Advisor. The Board also considered comparisons of the fees that will be paid to TBCAM with the fees TBCAM charges to its other clients.

The Board also considered whether the fee schedule of TBCAM included breakpoints that would reduce TBCAM’s fees as the assets of the Fund allocated to TBCAM increased. The Board noted that TBCAM’s proposed subadvisory fee schedule did include breakpoints. The Board recalled the data presented by MIM, as required by the Exemptive Order, regarding profitability and and recalled that MIM had demonstrated that the appointment of TBCAM may allow MIM to reach profitability when managing the Fund slightly more quickly. Since the fees to be paid to TBCAM were the result of arm’s-length bargaining between unaffiliated parties, and given the Advisor’s economic incentive to negotiate a reasonable fee, TBCAM’s potential profitability was not considered relevant to the Independent Trustees’ deliberations. After evaluating the proposed fees, the Board concluded that the fees that would be paid to TBCAM by MIM with respect to the assets to be allocated to TBCAM appeared to be within a reasonable range in light of the nature, quality, and extent of the services to be provided.

The Board reviewed the form of the TBCAM Subadvisory Agreement. The Board considered that the TBCAM Subadvisory Agreement provided for the same range of services as the subadvisory agreements that were in place with the Fund’s other subadvisors, Robeco, O’Shaughnessy, and Brandywine.

The Board also considered whether there were any ancillary benefits that may accrue to TBCAM as a result of TBCAM’s relationship with the Fund.

In considering the materials and information described above, the Independent Trustees received assistance from, and met separately with, their independent legal counsel, and discussed their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and subadvisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being determinative, the Board, including a majority of the Independent Trustees, with the assistance of independent counsel, concluded that the initial approval of the TBCAM Subadvisory Agreement was in the best interests of the Fund and its shareholders, and approved the TBCAM Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 200 Clarendon Street, Boston, Massachusetts 02116, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Class S, Class Y-1, and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15%, 0.10%, and 0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares, respectively. For the fiscal year ended March 31, 2011, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, LLC (the “Distributor”), located at 760 Moore Road, King of Prussia, PA 19406, is a Delaware Limited Liability Company (“LLC”) that is a subsidiary of BNY Mellon Distributors LLC. The Distributor acts as the principal underwriter of each class of shares of the Fund under an Underwriting Agreement with the Fund. The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

The Bank of New York Mellon Corporation has announced the sale of BNY Mellon Distributors LLC, the parent of the Distributor, to Foreside Distributors, LLC (“Foreside”) (the “Transaction”). The Transaction, in which The Bank of New York Mellon Corporation will sell the stock of BNY Mellon Distributors LLC. to Foreside, is anticipated to close, subject to any necessary approvals, on or about March 31, 2012.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2011, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of February 29, 2012, the Fund had 53,217,315 total shares outstanding, and Mercer Collective Trust: Mercer US Large Cap Value Equity Portfolio held 43,942,784 shares, representing 82.6% of the Fund’s total shares outstanding, and MGI Canada US Large Cap Value Fund held 6,101,921 shares, representing 11.5% of the Fund’s total shares outstanding.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. A copy of the Fund’s most recent annual report to shareholders and the most recent semi-annual report succeeding the annual report to shareholders (when available) may be obtained, without charge, by calling your plan administrator or recordkeeper or financial advisor, or by calling the Trust toll-free at 1-866-658-9896.